210

ARTICLES OF AMENDMENT
(General Business)

FILED EFFECTIVE

2003 SEP 29 AM 8:56

SECRETARY OF STATE
STATE OF IDAHO

To the Secretary of State of the State of Idaho
Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is:

   New Jersey Mining Company

2. The text of each amendment is as follows:

   Article VI

   1. The aggregate number of shares which this corporation shall have authority to issue is 51,000,000 shares, of which 50,000,000 shares shall be Common Stock having no par value per share and 1,000,000 shares shall be preferred Stock having no par value per share. Cumulative voting rights shall not exist with respect to any shares of stock of securities converted into shares of stock of the Corporation.

3. The date of adoption of the amendment(s) was: September 25, 2003

4. Manner of adoption (check one):

☐ The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors.

☐ None of the corporation's shares have been issued and was, therefore, adopted by the ☐ incorporator ☐ board of directors.

☑ The number of shares outstanding and entitled to vote was 17,262,690

The number of shares cast for and against each amendment was:

Amended article	Shares for	Shares against
	9,777,442	0

Customer Acct #

(if using pre-paid account)

Secretary of State use only

Dated: September 25, 2003

Signed: [signature]

Typed Name: Grant A. Brackebusch

Capacity: Vice President

IDAHO SECRETARY OF STATE
09/29/2003 05:00
CK: 1943 CT: 93458 BH: 703927
1 @ 30.00 = 30.00 AMEND PROF # 2

C115780